KANDI ANNUAL MEETING: CHAIRMAN’S COMMENTS
12/17/2010

Good afternoon to all of you and thank you for participating in this annual meeting of shareholders.  It is a pleasure to provide this brief update to you as the year 2010 draws to a close.

For Kandi, it has been an exciting year for us, especially our increasing presence in China.  As a leading exporter of consumer recreational products (ATRV), we are pleased to see that we have successfully launched our consumer pure EV sales as well as municipal sales in China market.   Our goal is to be a leader in this market in China, based on an innovative strategy and an excellent, highly affordable product.

Please allow me to point out some of the highlights of the year so far.

On April 30, 2010, culminating years of effort to develop an economical EV, Kandi finally met all government requirements and received a license to sell in China. China's Ministry of Industry, Information and Technology qualified the Kandi (KD5020X) for China's energy conserving and new energy projects.  Since then, Kandi Model KD5010 EV, a more powerful and larger car was approved by the government, and it is the model we are selling now in China.

The rapid replacement of batteries, with stations served by a central battery “charging farm” and low cost cars sold without batteries are key elements of our pioneering approach to solve the key problems behind making EVs a popular consumer choice.

In July, Kandi announced its first EV sale to the Postal Service in Hangzhou. And later that month, China's largest power company State Grid Power Corporation had begun to build the first battery "charging farm" in Jinhua.  By October, Kandi teamed up with State Grid Power Corporation, and leading battery maker Tianneng Power International, to create China's first Battery Replacement Services Company for the construction and operation of "express change" service stations in Jinhua.

At the beginning of this week, Kandi announced our plans for consumer pure EV sales to a second city near our home base, Hangzhou. It is another key milestone of the strategy based on the city by city expansion of our “Express Change” business model.

As reported in November, in the first nine months of 2010, we were able to achieve $3.1 million in adjusted net profit.  Sales were approximately 50% higher than the first three quarters of last year. Adjusted Net Income was 188% higher than the first three quarters of last year.  We also generated $7.4 million in cash from operations.

We have not reached the end of 2010 quite yet, so I cannot be precise about how the fourth quarter and full year results will look.  However, as previously announced, we believe that we will achieve full year revenue that will reach or exceed $40 million - which could be close to a record year for the Company.

We believe that in China there are tremendous demands for clean energy technology and energy saving products such as our battery powered vehicle, the KD5010 EV.  The Chinese central government has singled out the Electronic Vehicle Industry and the Environment Protection Industry, among five other high growth industries, as key economic development priorities in coming years.  The central government has selected 20 pilot cities, including Hangzhou, to be eligible for national subsidies of up to RMB 60,000 per EV to promote the sale of new energy vehicles.

We anticipate growing interest in EV from various local municipal services such as the Postal Service. At the same time, we will look to expand our Chinese consumer base, and to derive revenues from auto sales as well as from servicing the vehicles working with our joint venture partners.

Longer term, the outlook for Kandi is very bright.  Around the world there is growing interest in electric vehicles and our “Express Change” business model.  We strive to be a leading market player in this space, not only with the introduction of KD5010 EVs for Chinese consumers and COCO for consumers in US and other countries, but also with continuing innovations throughout the year.  Great design and innovation always have been hallmarks of our Company—and this will continue to be the case in the future.

And finally, I would like to express my sincere gratitude to all of our shareholders for being supportive throughout the year(s).  Your strong support will encourage our management team to continue to work hard to grow our business, and to maximize shareholders’ value in the long run.

On that note, I will be happy to respond to any questions you may have.  Thank you!